Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Auditor” in the Prospectus and “Auditing Services” and “Financial Statements” in the Statement of Additional Information, each dated March 1,2024, and each included in this Pre-Effective Amendment No. 2 to the Registration Statement (Form N1-A, File No. 333-271265) of Popular U.S. Government Money Market Fund, LLC (the “Registration Statement”).

We also consent to the use of our report dated February 23, 2024 with respect to the financial statements of Popular U.S. Government Money Market Fund, LLC as of December 29, 2023, included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Juan, Puerto Rico

March 1, 2024